Exhibit 99.1

Network Engines Reports Financial Results for its Third Quarter of Fiscal 2004 in Line with Previous Guidance

    CANTON, Mass.--(BUSINESS WIRE)--July 22, 2004--Network Engines, Inc. (NASDAQ: NENG), a leading developer, manufacturer and distributor of storage and security solutions, today reported its financial results for the quarter and nine-month period ended June 30, 2004.
    Net revenues for the third quarter of fiscal 2004 were $34.4 million, compared to $35.6 million in the second quarter of fiscal 2004 and $27.0 million reported in the third quarter of fiscal 2003. The Company reported net income of $726,000, or $0.02 per share, which includes the reversal of the remaining accrual of $107,000 related to restructuring and other charges for unused leased facilities taken in the quarter ended December 31, 2002. These results compare to net income of $975,000, or $0.02 per share, in the second quarter of fiscal 2004 and net income of $408,000, or $0.01 per share, in the third quarter of fiscal 2003. At June 30, 2004, the Company had cash, cash equivalents and short-term investments totaling $37.8 million.
    Net revenues for the nine months ended June 30, 2004 were $105.9 million, compared to $52.4 million for the nine months ended June 30, 2003. Net loss for the nine months ended June 30, 2004 was ($371,000), or ($0.01) per share, which includes the aforementioned $107,000 reversal of accruals related to restructuring and other charges as well as a non-cash intangible asset impairment charge of $3.6 million related to the December 2003 amendment to the distribution agreement with EMC Corporation for the sale of EMC-approved host bus adapters
(HBAs). The net loss of ($371,000) or ($0.01) per share for the nine months ended June 30, 2004 compares to a net loss of ($2.5) million, or ($0.08) per share for the nine months ended June 30, 2003, which included $884,000 of restructuring and other charges for unused leased facilities.
    "In light of the challenging selling environment in the storage industry during the June quarter, we are pleased with our results, which were in line with previous guidance," said John Curtis, President and Chief Executive Officer of Network Engines. "I am extremely pleased that we were recently selected to continue working with and supplying server appliances to our major OEM partner, EMC. This win is a tribute to the hard work of all of our employees."

    Third Quarter Financial Performance Highlights

    -- Net revenues were $34.4 million in the third quarter of fiscal 2004 compared to $35.6 million in the second quarter of fiscal 2004 - in line with previous guidance. Sales of OEM appliances to EMC Corporation were 49 percent of total net revenues in the fiscal third quarter, compared to 54 percent in the second quarter of fiscal 2004.

    -- Gross profit was 16.8 percent of net revenues compared to 17.7 percent in the second quarter of fiscal 2004 - in line with previous guidance.

    -- Operating expenses were $5.1 million, compared to $5.4 million in the second quarter of fiscal 2004 - below previous guidance. Operating expenses for the third quarter of fiscal 2004 include the aforementioned reversal of $107,000 of accruals related to restructuring and other charges.

    -- Net income was $726,000, or $0.02 per share, compared to net income of $975,000, or $0.02 per share, in the second quarter of fiscal 2004 - in line with previous guidance. Net income for the third quarter of fiscal 2004 included the aforementioned reversal of $107,000 of accruals related to restructuring and other charges.

    -- Cash and cash equivalents and short-term investments totaled $37.8 million at June 30, 2004, an increase from the cash and cash equivalent balance of $35.1 million as of March 31, 2004
        - exceeding previous guidance.

    OEM Appliance Operations

    OEM Appliance revenues were $20.6 million, compared with $22.0 million in the second quarter of fiscal 2004 and $14.4 million in the third quarter of fiscal 2003. The decline in OEM Appliance revenues from the March quarter was the result of the timing of shipments of server appliances to certain of our OEM partners between the March and June 2004 quarters. Recent achievements include:

    -- Network Engines recently disclosed that it had been selected by EMC Corporation to develop and manufacture a server appliance hardware platform for a future version of EMC's
        Centera product.

    -- During the quarter, Network Engines also announced a new OEM Appliance customer, Captivate Broadcasting Network.

    Distribution Operations

    Distribution revenues increased to $13.8 million during the third quarter of fiscal 2004 from $13.6 million in the prior quarter and revenues of $12.6 million in the third quarter of fiscal 2003. Substantially all of the revenues were generated from the traditional TidalWire distribution business consisting of the sale of third-party storage networking components. Recent achievements include:

    -- Announced a beta program for the NS-6000 and NS-8000 appliances powered by Microsoft(R) Internet Security and Acceleration - ISA- Server 2004.

    -- Launched v2.5 of Steel-Belted Radius(R) Appliance built around Funk Software's latest version of the Steel-Belted Radius user authentication application.

    -- Made generally available the Data Management Appliance for Microsoft Exchange Server featuring software by CommVault(R) Systems, Inc.

    -- Announced the general availability of Firewall for Microsoft Exchange Server based on ISA 2000.

    -- Announced a distribution partnership with Alacritech, under which Network Engines will offer Alacritech's TCP Offload
        Engine Network Interface Cards and iSCSI HBAs to the channel partners.

    "We also strengthened our management team with the addition of John Amaral as Chief Technology Officer. John brings vast experience identifying and developing innovative technologies and will assume a leadership role for our Microsoft ISA appliance initiative," continued Curtis.

    Business Outlook

    Based on current forecasts from certain partners and historical and seasonal trends, Network Engines currently anticipates the following results for its fiscal fourth quarter ending September 30, 2004:

    --  Net revenues in the range of $32 million to $36 million.

    --  OEM Appliance revenues between $20 million and $22 million.

    -- Distribution revenues in the range of $12 million to $14 million.

    -- Gross profit in the range of 15 percent to 17 percent of net revenues.

    -- Operating expenses between $6.4 million and $6.7 million, which includes estimated research and development expenses in the range of $2.2 million and $2.5 million.

    --  Net loss between ($900,000) to ($1.1) million.

    -- Cash and cash equivalents and short-term investments of between $33 million and $35 million.

    "Our revenues in the June quarter were down predominantly as a result of the timing of shipments to certain OEM partners between the March and June quarters," stated Doug Bryant, Vice President of Finance and Administration and Chief Financial Officer. "We're projecting flat to down revenue for Distribution in the September quarter based on increasing competitive pressure on our Fibre-channel HBA business and the uncertainty surrounding that portion of our business. We also expect a significant increase in our operating expenses primarily due to investments in research and development related to a previously disclosed new project with EMC, the majority of which we believe will be incurred during the quarter ending September 30, 2004. Although this investment in research and development impacts profitability during the current quarter, we believe that the return on this investment will outweigh the near-term impact."

    Conference Call Details

    In conjunction with this announcement, Network Engines will host a conference call today at 10:00 a.m. ET to discuss its financial results for the period ended June 30, 2004. The conference call will be available live at the Company's website at www.networkengines.com and will be archived on the site.

    About Network Engines

    Network Engines (NASDAQ: NENG) is a leading developer, manufacturer and distributor for storage and security solutions. The company works with its software and network equipment provider partners to develop, manufacture, and distribute server appliances for mission-critical storage and security networking applications.
Headquartered in Canton, Massachusetts, Network Engines was founded in 1997. For additional information on the Company's products and services, visit www.networkengines.com.

    Safe Harbor Regarding Forward-Looking Statements

    Statements in this press release regarding Network Engines' ("the "Company") future financial performance including statements regarding future revenues, gross profit, operating expenses including research and development expenses, net income (loss), and cash, cash equivalents and short-term investment position, and any other statements about Network Engines' management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's most recent Annual Report on Form 10-K for the year ended September 30, 2003 and the Company's Form 10-Q for the quarter ended March 31, 2004 under the section "Factors That May Affect Future Operating Results" as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. The Company assumes no obligations to update the information included in this press release.

    Network Engines, the Network Engines logo and TidalWire are trademarks of Network Engines, Inc. All other trademarks are the property of their respective holders.



                         Network Engines, Inc.
            Condensed Consolidated Statements of Operations
                 (in thousands, except per share data)
                              (unaudited)

                                Three Months Ended   Nine Months Ended
                             ----------------------- -----------------
                                June   March    June
                                 30,     31,     30,       June 30,
                                2004    2004    2003     2004    2003
                             ----------------------- -----------------
Net revenues                 $34,381 $35,619 $27,003 $105,851 $52,418
Cost of revenues              28,609  29,300  21,448   86,686  41,450
                             -----------------------------------------

Gross profit                   5,772   6,319   5,555   19,165  10,968

Operating expenses:
Research and development       1,492   1,486   1,096    4,207   2,807
Selling and marketing          2,177   2,147   1,933    6,570   4,372
General and administrative     1,497   1,619   1,741    4,837   4,623
Stock compensation                28     127     229      366     700
Amortization of intangible
 assets                           31      31     254      265     508
Impairment of intangible
 assets                            -       -       -    3,614       -
Restructuring and other
 charges                        (107)      -       -     (107)    884
                             -----------------------------------------

Total operating expenses       5,118   5,410   5,253   19,752  13,894

Income (loss) from operations    654     909     302     (587) (2,926)
Interest and other income,
 net                              72      66     106      216     471
                             -----------------------------------------

Net income (loss)               $726    $975    $408    $(371)$(2,455)
                             =========================================

Net income (loss) per share -
 basic                         $0.02   $0.03   $0.01   $(0.01) $(0.08)
                             =========================================

Net income (loss) per share -
 diluted                       $0.02   $0.02   $0.01   $(0.01) $(0.08)
                             =========================================

Shares used in computing
 basic net income (loss) per
 share                        36,886  36,578  33,749   36,445  32,576

Shares used in computing
 diluted net income (loss)
 per share                    40,042  40,537  38,953   36,445  32,576


                         Network Engines, Inc.
                 Condensed Consolidated Balance Sheets
                            (in thousands)
                              (unaudited)
                                                June 30, September 30,
                                                    2004         2003
                                              ------------------------
ASSETS
Current assets:
  Cash and cash equivalents                      $35,290      $36,788
  Short-term investments                           2,485            -
  Restricted cash                                     47           47
  Accounts receivable, net                        14,393       13,948
  Inventories                                     16,567       14,937
  Other current assets                               839        1,946
                                              ------------------------

Total current assets                              69,621       67,666

Property and equipment, net                        1,632        1,849
Goodwill                                           7,769        7,786
Intangible assets, net                               430        4,310
Other assets                                         165          121

                                              ------------------------

      Total assets                               $79,617      $81,732
                                              ========================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                               $9,831      $13,864
   Accrued liabilities                             3,451        2,763
   Current portion of accrued restructuring
    and other charges                                  -          218
   Deferred revenue                                  526          603
                                              ------------------------

Total current liabilities                         13,808       17,448

Long-term portion of accrued restructuring and
 other charges                                         -           60

Stockholders' equity:
  Common stock                                       396          382
  Treasury stock                                  (2,838)      (2,838)
  Additional paid-in capital                     177,603      176,061
  Unrealized gain on short-term investments            3            -
  Deferred stock compensation                        (36)        (433)
  Accumulated deficit                           (109,319)    (108,948)
                                              ------------------------

Total stockholders' equity                        65,809       64,224

                                              ------------------------

 Total liabilities and stockholders' equity      $79,617      $81,732
                                              ========================

    CONTACT: Network Engines, Inc.
             Erica Smith, 781-332-1163
             erica.smith@networkengines.com